Exhibit 10.2

Summary of Compensatory Arrangements
for the Named Executive Officers
of Brown Shoe Company, Inc.

Fiscal 2009 Compensation.  For the named executive officers (“NEOs”) in our 2008 Proxy Statement, the Compensation Committee (“Committee”) determined that there would be no merit increases for 2009; thus, base salaries will not increase and, consistent with a plan previously adopted by the Company, a 1.5% salary expense savings will result from closing our headquarters office for four additional days during 2009.  The Committee approved annual incentive award targets for fiscal 2009 and restricted stock awards for our NEOs, as shown in the table below and described in the text that follows:

	Annual Incentive
Name and Title of Executive Officer	Target Level Percent of Salary (%)	Target Cash Award ($)	Restricted Stock Award (#)
Ronald A. Fromm Chairman of the Board and Chief Executive Officer	90%	$765,000	82,675
Mark E. Hood Senior Vice President and Chief Financial Officer	55%	206,250	25,000
Diane M. Sullivan President and Chief Operating Officer	80%	588,000	51,000
Joseph W. Wood President, Retail Alliance and President, Famous Footwear	70%	372,400	25,000
Richard M. Ausick President, Authority Brand Alliance	60%	289,800	25,000

Annual Incentive Awards Granted for Fiscal 2009.  The Committee approved an annual incentive award plan pursuant to the terms of our 2002 Incentive Stock and Compensation Plan, as Amended and Restated.  The target cash award levels for the NEOs as a percent of base salary will be the same as for fiscal 2008. The Committee approved two performance metrics for the plan applicable to our NEOs.  One metric is “Adjusted EPS” (consolidated diluted earning per share, as adjusted for non-recurring losses and recoveries) and the second metric is “Adjusted EBITDA as a percent of Average Net Assets.”  For purposes of the second metric, EBITDA  (Earnings Before Interest, Taxes and Depreciation for the fiscal year) will be adjusted for non-recurring losses and recoveries. “Average Net Assets” will be the calculated as the average of month-end Net Assets during the fiscal year; and “Net Assets” will be the sum of property and equipment (net), capitalized software (net) and working capital.  If we meet our planned performance goals, a NEO will earn fifty percent of the target cash award, with the possibility of up to two times the target cash award if the Company’s performance is exceptionally strong.  The threshold payout is 30% of the target cash award, provided a base level of Adjusted EPS is achieved.  In addition, the Committee has discretion to reduce the award amount based on an individual’s performance and quality of earnings.  The NEO must remain an employee through the payment date; and the award provides for forfeiture if, prior to payment, the Committee determines that the NEO has violated our Code of Conduct or engaged in gross misconduct.

Restricted Stock.  The Committee approved grants of restricted stock to the NEOs with service-based cliff vesting at the end of the fourth year.  The form of restricted stock award agreement is attached as Exhibit A and incorporated herein by reference.

Benefit Plans and Other Arrangements.  The NEOs are eligible to participate in Company programs available to all employees, including health, disability and life insurance programs, relocation assistance, and qualified 401(k) and pension plans.

The NEOs also participate in a Supplemental Executive Retirement Plan (SERP), which effectively replaces a benefit that higher-earning employees lose under the tax-qualified pension plan and in certain aspects enhances the benefits in favor of the participating employee.  Each of the NEOs is a party to a severance agreement that contains a non-compete provision and provides benefits upon certain events of termination, including those following a change of control.

The NEOs are also eligible to participate in a non-qualified Deferred Compensation Plan that allows the participant to defer up to 50% of base salary and up to 100% of other compensation, with deferral only of cash compensation authorized, and with deferral until termination or other date specified date by the participant.

In addition, the NEOs may receive perquisites, including personal use of the corporate aircraft, financial and tax planning services, executive disability, executive physicals and club memberships.

Exhibit A
RESTRICTED STOCK AWARD AGREEMENT - Employee

BROWN SHOE COMPANY, INC.

THIS AGREEMENT represents the grant of a Restricted Stock Award (the “Award”) by Brown Shoe Company, Inc., a New York corporation (the “Company”), to the Participant named below, pursuant to the provisions of the Incentive and Stock Compensation Plan of 2002, as Amended and Restated as of May 22, 2008 (the “Plan”), as follows:

1.   Terms of the Award.  The terms of the Award are as follows:

Participant:  «First_Name» «Middle_Init» «Last_Name»

Award Grant Date:  _____, 200_ [**date of board or committee approval]

Number of Restricted Shares:     ___ Shares of Brown Shoe Company, Inc. Common Stock, subject to certain restrictions

Vesting Schedule  (Lapse of Restrictions): ____ __, 201_ as to 100% of the Restricted Shares [** 4th anniversary of the Grant Date]

2.  Restrictions

The Restricted Shares are restricted as to disposition and may not be pledged; and are subject to forfeiture unless certain conditions are met.  The Company’s transfer agent has been advised that the Restricted Shares cannot be sold, transferred, re-registered or disposed of until the restrictions on the shares lapse.  Restricted Shares shall vest, and the restrictions shall no longer apply, as to the number or percentage of Restricted Shares and on the dates specified above as the “Vesting Schedule.” A further restriction on the Restricted Shares is that you shall only be entitled to receive Shares free of restrictions if, at the time of the lapse of such restrictions, you are then in the employ of the Company and shall have been continuously so employed since the date of grant of the Restricted Shares.  If you do not meet these conditions at any time, such Shares shall be forfeited.

3.  Voting Rights and Dividend Rights

You will be entitled to full voting rights and dividend rights for all Restricted Shares, beginning with the date of grant, regardless of restriction periods.  Dividends may be paid directly to you or may be credited to your dividend re-investment plan account.  Dividend rights and voting rights will be cancelled in the event the Restricted Shares are forfeited.

4.  Book Entry for Restricted Shares.  You will not receive a certificate for the Restricted Shares; instead, the Restricted Shares will be credited as a book entry to an account in your name with the Company’s transfer agent.  At such time as the restrictions lapse, those Shares that are no longer subject to restrictions shall be transferred to a non-restricted account in your name with the transfer agent or as otherwise directed by you and agreed by the Company.

5.  Death or Retirement.  In the event of termination of employment due to death, retirement at age 65, or early retirement approved by the Compensation Committee, all Restricted Shares shall vest immediately and be free of restrictions.

6. Change in Control.  Subject to Article 2.7 and Article 13 of the Plan, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchange, the Restricted Shares still subject to restrictions under this Agreement shall automatically vest and all restrictions shall lapse as of the vest and all restrictions shall lapse upon the occurrence of a Change in Control.

7.  Adjustment Upon Changes in Capitalization.  In accordance with Section 4.2 of the Plan, in the event that there is a change in the Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, reorganizations, combinations or exchanges of shares, then the Restricted Shares shall be adjusted in the same manner as other shares of  Common Stock are adjusted.

8.  Tax Withholding.  The Board shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Award.

9.  Share Withholding.  With respect to withholding upon the lapse of restrictions on the Restricted Shares, or upon any other taxable event arising as a result of this grant of Restricted Shares, the Participant may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.  All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

10.  Nontransferability.  This Agreement and the Restricted Shares granted hereunder, until such time as the restrictions on the Shares have lapsed, may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

11.  Administration and Interpretation.  This Award Agreement and the rights of the Participant hereunder are subject to all terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board may adopt for administration of the Plan.  It is expressly understood that the Board is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant.  The Board may delegate to the Compensation Committee all determinations with respect to the Plan and this Award Agreement.  All capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.  If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Award Agreement.

12.  Miscellaneous
(a)
This Award Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate his or her employment at any time.

(b)	The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement without the Participant’s written consent.

(c)	This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)	To the extent not preempted by Federal law, this Award Agreement shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflicts of laws principles, which might otherwise apply. Any litigation arising out of, in connection with, or concerning any aspect of the Plan or this Award Agreement shall be conducted exclusively in the State or Federal courts in Missouri.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of date written below.

BROWN SHOE COMPANY, INC.

By: _________________________________________
Sarah Stephenson, Vice President – Total Rewards

Date: _______________________________

Accepted: ____________________________
Participant

Date:______________________